Exhibit 99.1

Contact:

Dee Ann Johnson

Vice President Controller &Treasurer

412-456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

February 4, 2013

Ampco-Pittsburgh Corporation Announces Results

Ampco-Pittsburgh Corporation (NYSE:AP) announces sales for the three months and year ended December 31, 2012 of $77,154,000 and $292,905,000, respectively, compared to sales of $86,514,000 and $344,816,000 for the same periods of 2011. Income from operations for the three months ended December 31, 2012 and 2011 was $5,500,000 and $6,994,000, respectively, and for the twelve months then ended was $16,293,000 and $36,474,000, respectively. For 2012, net income was $3,319,000 or $0.32 per common share for the fourth quarter and $8,355,000 or $0.81 per common share for the year. For 2011, net income was $1,754,000 or $0.17 per common share for the fourth quarter and $21,309,000 or $2.07 per common share for the year.

For the Forged and Cast Rolls segment, sales and operating income for the quarter and year were less than the same periods of the prior year and were adversely affected by weak global demand, competitive pricing pressures and lower production volumes. Sales for the Air and Liquid Processing segment for the quarter and year improved slightly against 2011; however, operating income was adversely affected by changes in product mix.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Sales	$77,154,000	$86,514,000	$292,905,000	$344,816,000

Income from operations	5,500,000	6,994,000	16,293,000	36,474,000
Other expense – net	(362,000)	(984,000)	(1,125,000)	(1,747,000)

Income before income taxes	5,138,000	6,010,000	15,168,000	34,727,000

Income tax provision	(1,575,000)	(4,152,000)	(5,218,000)	(12,916,000)

Equity losses in Chinese joint venture	(244,000)	(104,000)	(1,595,000)	(502,000)

Net income	$3,319,000	$1,754,000	$8,355,000	$21,309,000

Earnings per common share:
Basic	$0.32	$0.17	$0.81	$2.07

Diluted	$0.32	$0.17	$0.80	$2.05

Weighted-average number of common shares outstanding:
Basic	10,342,973	10,325,602	10,338,401	10,318,613

Diluted	10,394,680	10,389,753	10,389,678	10,393,159